UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  March 30, 2010  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                              (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 2.01  Completion of Disposition of Assets

          Accredited Business Consolidators Corp. (Pinksheets: ACDU) issued a press release June 8, 2009, announcing the formation of Bankruptcy Claims Fund, Inc., which ACDU's subsidiary Italian Oven Financial, Inc., owns a majority.   In addition, the fund ultimately acquired Lehman Brothers debt in excess of a face value of $8,000,000.00.   On December 10, 2010, ACDU announced it has restructured its Lehman Brothers debt assets.  ACDU took possession of the share assignments from BCF and, because market conditions allowed the Company to purchase the shares on the open market cheaper than the assignments, it did so using cash.   The Lehman Brothers debt consisted of investments in trusts that held subordinate notes known as Capital Trusts.  These shares traded publicly on the Pink Sheets under the ticker symbols LEHKQ, LEHLQ, LHHMQ, and LEHNQ.

          On March 15, 2010, Lehman Brothers submitted a proposed bankruptcy reorganization plan.  In that plan, it proposed an extremely unusual scheme whereby holders of the subordinate notes would receive their payout as an unsecured creditor, but the funds would then be transferred to the holders of senior unsecured notes and bonds.  The only way for a Capital Trust stakeholder to receive any money would be for the senior notes to be paid in full at 100% of their face value during the liquidation process.  Only at that time would Capital Trust noteholders receive any form of payment.  (Usually, in a bankruptcy proceeding, the Senior Noteholders do receive a higher payout and the subordinate notes receive a lower payout, and we factored that in when we made our original investment decision).

          This is not the end of the story because the claims came with a guarantee.  Our interpretation of the plain language of the guarantee is that if the payment from the bankruptcy liquidation would fall short of reimbursement to the Capital Trust noteholders, they would then be able to make a claim under the guarantee.  However, the trustee for the Capital Trusts did not appear to have lodged a claim on this basis and only claimed the face value of the notes as debt.

          To verify the lack of a visible claim based on the guarantee, ACDU contacted the trustee for the Capital Trusts on March 16, 2010.  On March 29, 2010, the trustee for the Capital Trusts replied that their legal counsel determined that the guarantee would only provide rights in the event a recovery is realized.  ACDU vehemently disagrees with this position.  The plain language of the guarantee appears to make it clear that the Capital Trust noteholders should be treated like an ordinary unsecured creditor under the guarantee eliminating the results of the so-called subordination within the contract.  Two options existed to enforce rights under the guarantee.  First, ACDU could file a claim based on the guarantee.  But the time period for doing so expired and the Company would have needed to retain legal counsel to obtain a waiver of the deadlines for investors who bought the Capital Trust shares on the open market after the claims period expired.  Second, ACDU could have made a demand on the trustee to seek assistance from the Court to extend the deadline and then submit a claim on behalf of the trust.  Pursuant to the terms of the trust, any holder of a Capital Trust share can make a demand on the trustee and if the trustee refuses, they can act on behalf of their own interests.

          In discussing the matter with legal counsel, ACDU determined that the legal fees involved in an adversary proceeding against Bank of New York Mellon, the trustee for the Capital Trusts, and for relief, would be expensive and could take several years if the matter resulted in appellate proceedings.

          Therefore, ACDU made the decision to sell its Capital Trust shares on the open market at a loss of approximately 10% from its original investment.  The company liquidated all of its Capital Trust shares on March 29 and March 30, 2010, and realized approximately $72,000.00 in cash.  The Company realizes that it may have been able to sell the shares sometime in the future without taking a loss and could possibly have achieved a profit due to the sporadic trading of the Capital Trust shares on the open market.  Nevertheless, the Company made the choice to liquidate the shares immediately without regard to the potential for a slight profit.

          Rumors exist that the bankruptcy plan that was proposed may not be accepted, may be modified, and may even be replaced by a general scheme where everyone receives an equal portion of the bankruptcy estate.  While we believe the plan is blatantly unfair and is novel in the manner that it takes the amounts due the Capital Trust noteholders and gives the proceeds to the Senior noteholders, even if the plan is modified to a general pool with a more fair payout scheme, we see nothing to indicate that Lehman Brothers and its trustee would not attempt to transfer the proceeds due the Capital Trusts to the senior noteholders in any subsequent plan.  With Bank of New York Mellon having waived the guarantee, the Capital Trust holders would be in the same position they are currently in.

          For this reason, we chose to liquidate the shares.  We hope the holders of the Capital Trust notes eventually receive a fair payout, and we believe they are entitled to a fair payout and not to have their money given entirely to the Senior Noteholders, but we cannot currently accept the risk after reviewing the plan and correspondence from the trustee of the Capital Trusts.

          If Bank of New York Mellon, which serves as trustee for the Capital Trusts, was taking a more proactive role in protecting the rights of the noteholders, we would have been more comfortable in seeing the end result.  However, when the trustee chooses to waive potential rights for millions of dollars in claims because of their legal counsel's narrow reading of the prospectus, it appears better for ACDU to move on.

         ACDU will continue to monitor the proceedings closely.

         Copies of the correspondence with Bank of New York Mellon is reprinted below.

   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   March 30, 2010

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President

          Twitter:  accreditedbiz
          web:  www.accreditedbiz.com
          fax:  1-267-371-5168

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EXHIBIT  99.1

March 16, 2010

Dear Mr. Guiliano:

In reviewing the claims filed on behalf of the Capital Trusts (Claims 21803, 21805, 22122, and 22123), we see no indication that the trustee lodged a claim based on the guarantee provisions of these notes.

These notes continues to trade on the open market, and by not filing a claim on the guarantee, significant rights might have been improperly waived -- especially for those who buy shares in the trust after the claims filing deadline.

Can you confirm whether a claim was filed by the trustee based on the guarantee provisions of the notes and, if not, how rights are to be preserved under the guarantee provisions.

Very truly yours,

A. William
AccreditedBiz

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Reply john.guiliano@bnymellon.com to ACDU
Mar 16

Please identify yourself. Please advise your holdings in each of the Capital Trust you reference in your email.

John M. Guiliano ·  The Bank of New York Mellon
GLOBAL CORPORATE TRUST, 101 Barclay Street, 8 West, New York, NY 10286 · Tel 212.815.5441 · Fax 732.667.9239 · john.guiliano@bnymellon.com

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Reply to john.guiliano
Mar 16

We presently hold the following Capital Trust shares via our broker, OptionsXpress.

LEHKQ 27492 shares (25$ face)
LEHLQ 126500 shares (25$ face)
LEHNQ 57500 shares (25$ face)
LHHMQ 112,400 shares (25$ face).

Our brokerage is in the name Accredited Business Consolidators Corp.  We are a public company, trading as ACDU.

Andy William
AccreditedBiz
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Reply |ACDU to john.guiliano
Mar 29

Dear Mr. Guiliano:

This is a follow up to our email of March 16, 2010, relating to the lack of a claim based on the guarantee.  We continue to have a need to know what action is being taken to protect the trust shareholders' rights under the guarantee and, to the extent that a trust shareholder needed to file his own claim based on the guarantee, how that can be done for shareholders who did not buy the trust shares on the open market until after the guarantee claim deadline?

It is imperative that we receive a prompt response so that, if the guarantee claim was waived by the trustee, we can take appropriate action to preserve our rights.

We appreciate your prompt response.

A. William
AccreditedBiz

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Reply |john.guiliano@bnymellon.com to ACDU
Mar 29 (2 days ago)

After consultation with our legal counsel regarding this matter, we understand that the guarantee supporting the equity shares issued by each of the Lehman capital trusts are limited guarantees.  The guarantees are limited solely to the assets in the trust -- i.e., the Lehman subordinated debt for which The Bank of New York Mellon serves as indenture trustee.  Please refer to the limited guarantee.  As you are aware, the Bank has filed proofs of claim on behalf of each of the Lehman capital trusts referenced in your email below with respect to these subordinated debt securities held by each of the trusts.  Any recovery by such trusts under a plan of reorganization would be based on such claims.  The guarantee has value only to the extent the claim is realized.

Please refer to the prospectus for each capital trust for further information regarding the foregoing.  We are happy to respond to any further questions you may have.

John M. Guiliano ·  The Bank of New York Mellon
GLOBAL CORPORATE TRUST, 101 Barclay Street, 8 West, New York, NY 10286 · Tel 212.815.5441 · Fax 732.667.9239 · john.guiliano@bnymellon.com